Exhibit 10.1

Mutual Termination of Sales Management Services Agreement

This Mutual Termination of Sales Management Services Agreement (this “Agreement”) is made effective as of August 31, 2012 (the “Effective Date”), among I.E.T., Inc., a Nevada corporation (“IET”), and TrueLogix, LLC, a Utah limited liability company (“TrueLogix”) and each of the following managers of TrueLogix, Colby J. Sanders (“Sanders”), Patrick T. Lewis (“Lewis”) and Howard B. Gee (“Gee”).  IET, TrueLogix, Sanders, Lewis and Gee may be individually referred to herein as a “party” and collectively as the “parties.”

WHEREAS, IET and TrueLogix entered into a Sales Management Services Agreement dated as of December 6, 2011 (the “Sales Management Agreement”);

WHEREAS, pursuant to the terms of the Sales Management Agreement, IET’s parent, Integrated Environmental Technologies, Ltd. (“Integrated”), issued to Sanders, a manager of TrueLogix, a warrant to purchase 750,000 shares of Integrated’s common stock (the “Sanders Warrant”);

WHEREAS, pursuant to the terms of the Sales Management Agreement, Integrated issued to Lewis, a manager of TrueLogix, a warrant to purchase 750,000 shares of Integrated’s common stock (the “Lewis Warrant”);

WHEREAS, pursuant to the terms of the Sales Management Agreement, Integrated issued to Gee, a manager of TrueLogix, a warrant to purchase 250,000 shares of Integrated’s common stock (the “Gee Warrant”);

WHEREAS, pursuant to the terms of the Sales Management Agreement, Integrated issued to TrueLogix a warrant to purchase 250,000 shares of Integrated’s common stock (the “TrueLogix Warrant”);

WHEREAS, IET and TrueLogix have mutally agreed to terminate the Sales Management Agreement effective August 31, 2012 (the “Termination Date”); and

WHEREAS, pursuant to the terms of each of the Sanders Warrant, the Lewis Warrant, the Gee Warrant and the TrueLogix Warrant (collectively, the “Warrants”), the shares of Integrated common stock not vested under each Warrant as of the Effective Date shall automatically expire on such date and be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Termination of Sales Management Agreement.  As of the Termination Date, the Sales Management Agreement will be terminated in its entirety.  As a result of the termination of the Sales Management Agreement, and notwithstanding any provision in the Sales Management Agreement to the contrary, all obligations, rights and responsibilities of, or provided to, IET and TrueLogix thereunder shall cease, except for Section 6.5.c. and TrueLogix’s confidentiality obligations under Section 5.6 of the Sales Management Agreement.  In addition, the advance payment of Monthly Service Fees to TrueLogix in accordance with a letter agreement between TrueLogix and IET dated February 10, 2012, that have not been earned by TrueLogix as of the Termination Date, shall not be refunded by TrueLogix and IET’s right to the return of such advance payment shall hereby cease and be of no further effect.

2. Warrants.  As of the Termination Date, the shares of Integrated common stock vested and eligible for purchase under each Warrant is as follows:

Sanders Warrant	150,000 shares
Lewis Warrant	150,000 shares
Gee Warrant	50,000 shares
TrueLogix Warrant	50,000 shares

As a result of the termination of the Sales Management Agreement, no additional shares of Integrated common stock will vest under the Warrants.

3. Releases.  IET, on its own behalf and on behalf of its successors and assigns, agents, affiliates and insurers hereby fully, finally and forever releases and discharges each other party and his or its successors and assigns, agents, heirs, affiliates, partners and insurers, and their past, present, and future officers, directors, employees and stockholders, from any and all claims, rights, demands, actions, lawsuits or other proceedings which IET ever had, has or may have against the other parties through the date of this Agreement, including, without limitation, any and all claims or rights which could be asserted under or in connection with the Sales Management Agreement; provided, however, that IET is not releasing any claim which it may have to enforce the provisions of this Agreement or the provisions of any of the Warrants.

Each of TrueLogix, Sanders, Lewis and Gee, on his or its own behalf and on behalf of his or its successors and assigns, agents, heirs, affiliates, partners and insurers, hereby fully, finally and forever releases and discharges IET and its successors and assigns, agents, affiliates, subsidiaries and insurers, and their past, present, and future officers, directors, employees and stockholders, from any and all claims, rights, demands, actions, lawsuits or other proceedings which such party ever had, has or may have against IET through the date of this Agreement, including, without limitation, any and all claims or rights which could be asserted under or in connection with the Sales Management Agreement; provided, however, that no party is releasing any claim which he or it may have to enforce the provisions of this Agreement or the provisions of any of the Warrants.

4. Further Assurances.  The parties agree that, upon request, they each shall do such further acts and deeds, and shall provide, execute, acknowledge, deliver and/or record such books and records and such other documents and instruments as may be reasonably requested by the other party or necessary or appropriate from time to time to evidence, confirm or carry out the intent and purposes of this Agreement or to confirm compliance by a party to the terms and conditions of this Agreement.

5. Governing Law.  This Agreement shall be governed by and construed, and the obligations, rights and remedies of the parties under this Agreement shall be determined, in accordance with the laws of the state of Nevada, exclusive of its rules regarding conflicts of laws.

6. Capitalized Terms.  Capitalized terms used herein that are not defined shall have the meaning ascribed to them in the Sales Management Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

I.E.T., Inc.

By:	/s/ Thomas S. Gifford
Name:	Thomas S. Gifford
Title:	Executive Vice President and
Chief Financial Officer

TRUELOGIX, LLC

By:	/s/ Howard B. Gee
Name:	Howard B. Gee
Title:	Manager

/s/ Howard B. Gee
Howard B. Gee, individually

/s/ Colby J. Sanders
Colby J. Sanders, individually

/s/ Patrick T. Lewis
Patrick T. Lewis, individually